CODE OF BUSINESS CONDUCT AND ETHICS

Till Capital Ltd. (the “Company”) is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics (the “Code”) summarizes the legal, ethical and regulatory standards that we must follow and is a reminder to our directors, officers, employees, consultants and non-employees (as hereinafter defined) of the seriousness of that commitment.

Directors, officers, employees and consultants of the Company are hereinafter referred collectively as our “Representatives”. Non-employees include any contractor, subcontractor or other agent of the Company.

Compliance with this Code and high standards of business conduct is mandatory for every Representative and non-employee of the Company.

INTRODUCTION

Our business is becoming increasingly complex in terms of the geographies in which we function and the laws with which we must comply. To help our Representatives understand what is expected of them and to carry out their responsibilities, we have created this Code. The Chairman of our Audit Committee and our Chief Executive Officer will have the primary responsibility of overseeing adherence to the Code.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Chairman of the Audit Committee or the Chief Executive Officer.

We expect each of our Representatives to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including dismissal.

We Insist on Honest and Ethical Conduct by All Our Representatives

We have built our business based on quality Representatives who adhere to the very highest standards of honesty, ethics and fairness in our dealings with all of our business contacts. We place the highest value on the integrity of our Representatives and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

1.	Fair Dealing

Our Representatives are required to deal honestly and fairly with our business partners, suppliers, competitors and other third parties.

Code of Business Conduct & Ethics

In our dealings with business partners, suppliers, competitors and other third parties, the Company:

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prohibits bribes, kickbacks or any other form of improper payment, direct or indirect, to any representative of government, labor union, supplier or other business partner in order to obtain a contract, some other commercial benefit or government action;

•	prohibits our Representatives from accepting any bribe, kickback or improper payment from anyone;

•	prohibits gifts or favors of more than nominal value to or from our customers or suppliers;

•	limits marketing and client entertainment expenditures to those that are necessary, prudent, job-related and consistent with our policies;

•	requires clear and precise communication in our contracts, our advertising, our literature, and our other public statements and seek to eliminate misstatement of fact or misleading impressions;

•	protects all proprietary data our customers or suppliers provide to us as reflected in our agreements with them; and

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prohibits our Representatives from otherwise taking unfair advantage of our customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

2.	Conflicts of Interest; Corporate Opportunities

Our Representatives should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. In particular, without the specific permission of our Chairman of the Audit Committee or our Board of Directors (including contracts approved by our Board of Directors), no Representative, or a member of his or her family shall, unless disclosed to us in writing:

•	serve as a consultant to, or a director, officer or employee of, or otherwise operate an outside business that

	o	is in competition with our current or potential business goals and objectives,

	o	supplies products or services to us, or

	o	has any financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest;

Code of Business Conduct & Ethics

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seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

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be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the Representative’s responsibilities to us, (if in doubt, consult your supervisor, the Chairman of the Audit Committee or the Chief Executive Officer);

•	accept any personal loan or guarantee of obligations from us, except to the extent such arrangements are legally permissible; or

•	conduct business on behalf of us with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

Our Representatives must immediately notify the Chairman of the Audit Committee or the Chief Executive Officer of the existence of any actual or potential conflict of interest. The circumstances will be reviewed for a decision on whether a conflict of interest is present, and if so, what course of action is to be taken.

3.	Confidentiality and Corporate Assets

Our Representatives are entrusted with our confidential information and with the confidential information of our business partners. This information may include (1) technical or scientific information about current and future projects or endeavors, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) lists of current, past and potential business partners, and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our business partners. This information is our property, or the property of our business partners, and in many cases was developed at great expense. Unless authorized by written approval or required by applicable law, our Representatives shall not:

•	discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;

•	use confidential information for illegitimate business purposes or for personal gain;

•	disclose confidential information to unauthorized third parties; and

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use our property or resources for any personal benefit or the personal benefit of anyone else. Our property includes, without limitation, our internet, email, and voicemail services, which should be used only for business related activities, and which may be monitored by us at any time without notice.

Code of Business Conduct & Ethics

We Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the securities regulatory authorities. To this end, our Representatives shall:

•	not make false or misleading entries in our books and records for any reason;

•	not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;

•	comply with generally accepted accounting principles at all times;

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notify the Chairman of the Audit Committee, Chief Executive Officer or our legal counsel by telephone or in writing at the addresses as set out on the last page of this policy if you become aware of an unreported transaction;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect our transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

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maintain a system of internal controls that will provide reasonable assurances to our management that material information about us is made known to management, particularly during the periods in which our periodic reports are being prepared;

•	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and

•	not communicate to the public any nonpublic information except through, or as approved by, the Company’s Chief Executive Officer, Chief Executive Officer or other authorized spokesperson.

We Comply With all Laws, Rules and Regulations

We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our Representatives to obey the law. Specifically, we are committed to:

•	maintaining a safe and healthy work environment;

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promoting a workplace that is free from discrimination or harassment based on race, color, religion, gender, age, national origin, disability or other factors that are unrelated to our business interests;

Code of Business Conduct & Ethics

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting our activities in full compliance with all applicable environmental laws;

•	keeping the political activities of our Representatives separate from our business;

•	prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;

•	prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information;

•	complying with all applicable provincial, state and federal securities laws or any provisions of applicable provincial, state or federal law relating to fraud against stockholders; and

•	not tolerating any behavior that could constitute securities fraud, mail fraud, bank fraud, or wire fraud.

Our Representatives are prohibited from trading our securities while in possession of material, non-public information about the Company and our referred to our Corporate Disclosure and Insider Trading Policy.

REPORTING AND EFFECT OF VIOLATIONS

Compliance with the Code is, first and foremost, the individual responsibility of every Representative.

We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. They have also charged the Chairman of the Audit Committee and the Chief Executive Officer to ensure adherence to the Code. While serving in this capacity, the Chairman of the Audit Committee and the Chief Executive Officer report directly to the Board of Directors.

A copy of this Code will be included in the orientation of new Representatives and provided to existing Representatives on an on-going basis. To ensure familiarity with the Code, our Representatives will be asked to read the Code and sign a Compliance Certificate.

Code of Business Conduct & Ethics

Reporting Violations and Questions

Our Representatives must report, in person or in writing, any known or suspected violations of laws, governmental regulations or the Code, to either the Chairman of the Audit Committee or the Chief Executive Officer. Additionally, our Representatives may contact the Chairman of the Audit Committee or Chief Executive Officer with a question or concern about the Code or a business practice. Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously. If you feel uncomfortable reporting suspected violations to these individuals, you may report matters to our outside counsel. The addresses and telephone numbers of these individuals are listed in Schedule “A” below.

It is not sufficient to report a suspected violation of the Code to a co-worker or to any person other than one of the individuals designated above.

Upon receipt of a complaint under the Code, we will investigate the complaint and will involve agencies and resources outside the Company if and/or when such outside involvement appears advisable or necessary. The report and investigation will be kept confidential to the extent consistent with the need for a thorough investigation and response and taking into consideration our disclosure obligations and requirements.

Consequences of a Violation

If it is determined that a Representative of ours has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. We will take the necessary corrective action reasonably calculated to address and to correct the alleged violation.

We are committed to maintaining an environment in which people feel free to report all suspected incidents of inaccurate financial reporting or fraud. No retaliatory action will be taken against any person who reports any conduct, which he or she reasonably believes, may violate the Code. In addition, no retaliatory action will be taken against any individual who in good faith assists or participates in an investigation, proceeding, or hearing relating to a complaint about our auditing or financial disclosures, or who files, causes to be filed, testifies, or otherwise assists in such a proceeding against us.

All Representatives have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of, or suspect a violation of this Code, immediately report the conduct to the Chairman of the Audit Committee, who will work with you to investigate your concern. All reports of known or suspected violations of the law or this Code with be handled with sensitivity and with discretion. The Chairman of the Audit Committee and the Company will protect your confidentiality to the extent possible, consistent with applicable law and the Company’s need to investigate your concern.

Adopted by the Board of Directors of Till Capital Ltd. on April 25, 2014.

Code of Business Conduct & Ethics

Schedule “A”

to

CODE OF BUSINESS CONDUCT AND ETHICS

REPORTING CONTACTS

(Mark your correspondence “Personal & Confidential”)

Chairman of Audit Committee:

William Harris, Chair of the Audit Committee
c/o 11521 North Warren Street
Hayden, Idaho
83835
(413) 229-8130
wmbharris@aol.com

Chief Executive Officer:

William Sheriff
11521 North Warren Street
Hayden, Idaho
83835
(208) 635-5415
wms@tillcap.com

Additional Reporting Contacts:

Canadian Counsel

Edward Mayerhofer
Morton & Co.
1200 - 750 West Pender Street
Vancouver, British Columbia V6C 2T8
(604) 331-9543
elm@mortonandco.com

United States Counsel

Tom Erwin
Erwin & Thompson LLP
1 East Liberty Street Suite 424
Reno, Nevada 89501 USA
(775) 786-9494
erwin@renolaw.com

Bermuda Counsel

Kim Willey
ASW Law
Crawford House
50 Cedar Avenue
Hamilton HM 11
Bermuda
1-441-294-0131
kim.willey@aswlaw.com

COMPLIANCE CERTIFICATE

I have read and understand the Code of Business Conduct and Ethics (the “Code”) of Till Capital Ltd. (the “Company”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: ________________________________________	Name: ________________________________________

Title/Position: __________________________________

Check one of the following:

[ ]	A Statement of Exceptions is attached.

[ ]	No Statement of Exceptions is attached.

SIGN AND RETURN THIS PAGE TO YOUR SUPERVISOR OR THE CHIEF EXECUTIVE OFFICER